EXHIBIT 9.1

                      STOCK TRANSFER AND VOTING AGREEMENT

            THIS AGREEMENT (this "Agreement"), dated the 23rd day of November 1994, but effective as of October 20, 1994, is by and among David M. Cornell ("David") and Jane B. Cornell ("Jane") with respect to the transfer to Jane by David of 210,000 shares of common stock ("Common Stock") of Cornell Cox, Inc. ("Cornell Cox") pursuant to a final divorce decree between David and Jane dated October 20, 1994 in the 257th Judicial District Court of Harris County (the "Divorce Decree").

            NOW, THEREFORE, pursuant to the property distribution set forth in the Divorce Decree and in consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, the parties to this Agreement hereby agree as follows:

      1. David hereby transfers to Jane, and Jane hereby accepts, 210,000 shares of Common Stock (the "Shares").

      2. David hereby delivers to Jane a certificate representing the Shares, which is duly executed by appropriate officers of the Company and appropriately registered in Jane's name.

      3. Jane hereby agrees to vote all of the Shares as David directs on any matter put to a vote of stockholders of Cornell Cox; provided, however, that this right of David's to direct the voting of the Shares shall expire upon the earliest to occur of (i) the date the Shares are publicly tradeable pursuant to an effective Securities and Exchange Commission registration statement or (ii) the date at which David owns no shares of Common Stock.

      4. Jane acknowledges that the Shares are subject to restrictions contained in a Stockholders Agreement by and among Cornell Cox and certain Investors listed therein (the "Stockholders Agreement") dated as of March 31, 1994, and Jane agrees that she is bound by the terms and requirements of the Stockholders Agreement to the same extent and in the same manner as David with respect to the Shares, and she agrees not to transfer the Shares in violation of the Stockholders Agreement.

      5. Except as otherwise expressly provided in this Agreement, all communications required or permitted under this Agreement shall be in writing and any such communication or delivery shall be deemed to have been duly given and received when actually delivered to the address set forth in the Divorce Decree of the party to be notified personally (by a recognized commercial courier or delivery service that provides a receipt) or by telecopier (confirmed in writing by a personal delivery as set forth above). Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

      6. This Agreement embodies the entire agreement between the parties with respect to the subject matter of this Agreement (superseding all prior agreements, arrangements, understandings and solicitations of interest or offers related to the subject matter of this Agreement), and this Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the parties to this Agreement. The headings in this Agreement are for convenience only and shall have no significance in the interpretation of any term or provision of this Agreement.

      7. This Agreement shall be governed and construed and enforced in accordance with the laws of the state of Delaware, without regard to rules concerning conflicts of laws.

      8. Each party hereby acknowledges and agrees that such party has consulted legal counsel in connection with the negotiation of this Agreement and that such party has bargaining power equal to that of the other party in connection with the negotiation and execution of this Agreement. Accordingly, the parties agree that the rule of contract construction that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written, effective as of October 20, 1994.


       /s/ DAVID M. CORNELL                /s/ JANE B. CORNELL
           David M. Cornell                    Jane B. Cornell